Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS

FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2014

Midlothian, January 5, 2015 — Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the three and nine months ended November 30, 2014. Highlights include:

•	Consolidated net sales increased 7.6% for the quarter and 7.2% for the nine month period.

•	Print sales increased 8.9% for the quarter and 13.5% for the nine month period.

•	Apparel sales increased 5.1% for the quarter.

•	An apparel impairment charge impacted diluted EPS by $3.07 per share for the quarter and $3.05 for the period.

Financial Overview

The Company’s consolidated net sales for the third quarter ended November 30, 2014 were $147.0 million compared to $136.6 million for the same quarter last year, an increase of 7.6%. Print sales increased 8.9% from $89.7 million to $97.7 million and apparel sales increased 5.1% from $46.9 million to $49.3 million. Consolidated gross profit margin (“margin”) was $36.5 million for the quarter, or 24.8%, compared to $37.8 million, or 27.7% for the same quarter last year. Print margin was 30.2% for the quarter compared to 30.8% for the same quarter last year, while apparel margin, which continues to be negatively impacted by marketplace pricing pressures, was 14.2% for the quarter compared to 21.7% for the comparable quarter last year. Given the current and expected environment impacting the apparel division and the operational performance of the division over the last several years, the Company recognized an estimated impairment charge relating to the apparel division of $93.3 million during the quarter. As a result, net loss for the quarter was $(71.2) million, or $(2.76) per diluted share. Excluding the impairment charge, non-GAAP earnings for the quarter would have been approximately $7.9 million, or approximately $0.31 per diluted share compared to $9.3 million or $0.36 per diluted share for the same quarter last year.

The Company’s consolidated net sales for the nine month period were $440.0 million, an increase of 7.2% over the comparable sales for the prior year of $410.3 million. Print sales were $283.9 million compared to $250.1 million for the same period last year, an increase of $33.8 million, or 13.5%. From a unit perspective, apparel sales for the nine months were slightly ahead of last year. However, due to the impact of pricing pressures in the marketplace, apparel sales decreased 2.6% to $156.1 million compared to $160.2 million for the same nine month period last year. Consolidated margin for the nine months was $110.1 million, or 25.0%, compared to $110.2 million, or 26.9%, for the same period last year. Print margin increased from 30.2% to 30.6%, while apparel margin decreased from 21.7% to 14.8% due to lower selling prices and higher input costs. As a result of the impairment charge in the third quarter, the consolidated net loss for the quarter was $(53.1) million, or $(2.05) per diluted share. Excluding the impairment charge, non-GAAP net earnings for the nine month period would have been approximately $26.0 million, or approximately $1.00 per diluted share compared to $27.7 million, or $1.06 per diluted share for the same period last year.

Non-GAAP Reconciliations

The Company believes the non-GAAP financial measures of 1) net earnings and diluted earnings per share on a proforma basis that exclude the impairment charge and 2) Adjusted EBITDA (Adjusted EBITDA is calculated as net earnings before interest, taxes, depreciation, amortization, and the impairment charge) provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. The Company believes adding back the specified items to net earnings provides a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, provides management with a more relevant measurement of operating performance and is more useful in assessing management performance. In addition, Adjusted EBITDA is a component of the financial covenants and an interest rate metric in the Company’s credit facility. While management believes these non-GAAP financial measures are useful in evaluating Ennis, this information should be considered as supplemental in nature and not as a substitute for, or superior to, the related financial information prepared in accordance with GAAP.

The following table reconciles proforma net earnings and proforma diluted earnings per share, non-GAAP financial measures, to the most comparable GAAP measures, net earnings and diluted earnings per share, to illustrate the impact of the impairment charge recognized in the third quarter on reported earnings (dollars in thousands, except per share).

	For the three months ended November 30, 2014			For the nine months ended November 30, 2014
	As		Proforma	As		Proforma
	Reported	Impairment	Results	Reported	Impairment	Results
Earnings (loss) before income taxes	$(80,735)	$(93,324)	$12,589	$(52,087)	$(93,324)	$41,237
Income tax expense (benefit)	(9,556)	(14,213)	4,657	1,044	(14,213)	15,257

Net earnings (loss)	$(71,179)	$(79,111)	$7,932	$(53,131)	$(79,111)	$25,980

Diluted earnings (loss) per share	$(2.76)	$(3.07)	$0.31	$(2.05)	$(3.05)	$1.00

During the third quarter, the Company generated $17.1 million in Adjusted EBITDA compared to $18.9 million for the comparable quarter last year. For both the nine month periods ended November 30, 2014 and 2013, the Company generated $54.8 million of Adjusted EBITDA.

The following table reconciles Adjusted EBITDA, a non-GAAP financial measure, to the most comparable GAAP measure, net earnings (dollars in thousands).

`	Three months ended		Nine months ended
	November 30,		November 30,
	2014	2013	2014	2013
Net earnings (loss)	$(71,179)	$9,349	$(53,131)	$27,656
Income tax expense (benefit)	(9,556)	5,490	1,044	16,241
Interest expense	472	342	1,499	809
Depreciation/amortization	4,007	3,739	12,064	10,081
Impairment of goodwill and trademarks	93,324	—	93,324	—

Adjusted EBITDA (non-GAAP)	$17,068	$18,920	$54,800	$54,787

% of sales	11.6%	13.9%	12.5%	13.4%

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, “We continue to be pleased with the strong operational performance of our print group. Our apparel group continues to be impacted by a challenging retail environment. While unit volume has increased for the second straight quarter, pricing is difficult as the market remains lethargic. Given this subdued environment, we believe discounting has been, and will continue to be, prevalent in the marketplace as a strategy to maintain market share. As such, the ability to raise prices to account for any increase in input costs has been, and we believe will remain, difficult. Margins are continuing to be compressed below historical levels unless relieved from the cost side. Cotton futures pricing has dropped significantly over the past 6 months, potentially being a beacon of hope for manufacture’s cost side. However, one of the largest manufacturers in the industry has announced that it intends to pass on such price savings to the marketplace as a means of solidifying market share. Because of these dynamics, we continue to see the remaining portion of this fiscal year and next as being extremely challenging for apparel. During the preparation of the annual impairment analysis there were indicators that impairment existed. Therefore, we believe it was prudent to accelerate the execution of the analysis to recognize the impairment loss in the third quarter. We determined that given the current and projected market conditions, an estimated impairment charge of $93.3 million to the carrying value of our apparel group’s goodwill and other intangible assets was required. While our impairment analysis process is substantially complete and the impairment expense recorded is based on the best information currently available, we will finalize the analysis during the fourth quarter and adjust the estimate if necessary. With this resolved now, we can focus on moving this company forward in a positive direction. On the print front, we continue to be pleased with the integration of our recent print acquisitions and the margins of our print group as a whole. We expect to see positive developments for the print group for the remainder of this fiscal year and into next. Overall, while the apparel market is expected to continue to be challenging, we will continue to stay vigilant to the task at hand.”

About Ennis

Ennis, Inc. (www.ennis.com) is primarily engaged in the production and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: print and apparel. The print segment manufactures and sells business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, envelopes and other custom products. The apparel segment manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through nine distribution centers located throughout North America.

Safe Harbor under The Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a competitive environment, the Company’s ability to adapt and expand its services in such an environment and the variability in the prices of cotton, paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 28, 2014, and its subsequent quarterly reports on Form 10-Q for its 2015 fiscal year. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Mr. Richard L. Travis, Jr., CFO, Treasurer and Principal Financial and Accounting Officer

Mr. Michael D. Magill, Executive Vice President and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Condensed Financial Information

(In thousands, except share and per share amounts)

	Three months ended		Nine months ended
	November 30,		November 30,
	2014	2013	2014	2013
Condensed Operating Results
Revenues	$146,971	$136,550	$439,998	$410,304
Cost of goods sold	110,455	98,791	329,906	300,091

Gross profit margin	36,516	37,759	110,092	110,213
Impairment of goodwill and trademarks	93,324	—	93,324	—
Operating expenses	23,802	22,325	67,417	65,358

Operating income	(80,610)	15,434	(50,649)	44,855
Other expense	125	595	1,438	958

Earnings before income taxes	(80,735)	14,839	(52,087)	43,897
Income tax expense	(9,556)	5,490	1,044	16,241

Net earnings (loss)	$(71,179)	$9,349	$(53,131)	$27,656

Weighted average common shares outstanding
Basic	25,753,345	26,126,437	25,926,157	26,107,307

Diluted	25,753,345	26,156,861	25,926,157	26,129,849

Earnings (loss) per share
Basic	$(2.76)	$0.36	$(2.05)	$1.06

Diluted	$(2.76)	$0.36	$(2.05)	$1.06

	November 30, 2014	February 28, 2014
Condensed Balance Sheet Information
Assets
Current assets
Cash	$14,668	$5,316
Accounts receivable, net	63,178	63,695
Inventories, net	125,181	130,095
Other	17,209	15,037

	220,236	214,143

Property, plant & equipment	87,656	91,565
Other	136,825	230,639

	$444,717	$536,347

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$21,180	$22,062
Accrued expenses	20,366	19,815

	41,546	41,877

Long-term debt	101,500	105,500
Other non-current liabilities	12,113	26,035

Total liabilities	155,159	173,412

Shareholders’ equity	289,558	362,935

	$444,717	$536,347

	Nine months ended
	November 30,
	2014	2013
Condensed Cash Flow Information
Cash provided by operating activities	$46,398	$38,571
Cash used in investing activities	(12,386)	(64,912)
Cash provided by (used in) financing activities	(24,187)	28,912
Effect of exchange rates on cash	(473)	(287)

Change in cash	9,352	2,284
Cash at beginning of period	5,316	6,232

Cash at end of period	$14,668	$8,516